                              FOR IMMEDIATE RELEASE

             NATIONWIDE INSURANCE ANNOUNCES CLASS ACTION SETTLEMENT
                COMPANY SAYS AGREEMENT PROVIDES RANGE OF OPTIONS
                        TO FAIRLY COMPENSATE POLICYOWNERS

         COLUMBUS, OHIO - Nationwide Life Insurance and Nationwide Mutual Insurance today announced that they have reached a settlement agreement in a class action lawsuit concerning individual whole life, universal life, and variable universal life insurance policies issued by the Company from 1982 through 1997. The Company said the agreement, which covers approximately 650,000 policyowners, serves the mutual interest of policyowners, Nationwide shareholders, and the Company by providing substantial benefit to policyowners and avoiding the disruption and expense of a lengthy court fight.

         The Company said its decision to settle reflected a desire to address policyowners' concerns and would enable it to focus its full energy on continuing to meet its customers' financial and insurance needs.

         The suit was filed with the New York State Supreme Court in February 1997. The proposed settlement was preliminarily approved by the Court on August 20, 1998, and a Fairness Hearing is scheduled for December 17, 1998. At that Hearing, the Court will review the fairness and reasonableness of the proposed settlement prior to issuing a Final Order and Judgment.

                 INTEREST RATE DECLINES CAUSED UNDERPERFORMANCE

"Nationwide has a long history of providing individuals with outstanding insurance protection," said John C. Millen, Officer - National Media Relations. "We value the tradition of professionalism and integrity set by our Company and our agents, and we deeply regret that certain life insurance products did not meet our customers' expectations. "This proposed settlement is a fair and reasonable effort to compensate policyowners for any disappointed expectations related to the performance of these products," Millen continued. The Company said the inability to meet expectations was largely due to declining interest rates.

          RANGE OF OPTIONS GIVES POLICYOWNERS FINAL SAY ON COMPENSATION

         Nationwide said the proposed settlement, which is subject to approval by the New York Supreme Court in Syracuse, New York, provides policyowners with a potential value of approximately $100 million in policy adjustments, discounted premiums, and discounted products. The proposed settlement gives eligible policyowners the right to choose from five compensation options under General Policy Relief depending upon the type of policy initially purchased. Class Members who believe they suffered specific harm may apply for alternative relief under a Claim-Review Process.

         "By providing a range of options, the proposed settlement enables eligible policyowners to choose the option that best meets their needs," Millen said.

SETTLEMENT WILL NOT MATERIALLY AFFECT NATIONWIDE'S FINANCIAL CONDITION

         The Company said the proposed settlement benefits shareholders by reducing the Company's exposure and by establishing a fair and certain compensation process that will have no material impact on the financial condition of the Company.

         The Company said an enhanced internal compliance program, evolution in Company and industry practices and new regulatory safeguards will provide policyowners with a better understanding of the potential benefits and risks associated with certain products.

         "Nationwide is fully committed to compliance with applicable laws and regulations and will ensure that it operates in conformity with all state and federal regulations," Millen said.

        NATIONWIDE ESTABLISHES SETTLEMENT INFORMATION CENTER AND WEB SITE

         Nationwide said it had established an extensive communications program to inform policyowners about the proposed settlement, explain policyowner options, and enable Class Members to take full advantage of the opportunities it presents.

         It said it was in the process of sending a detailed notice to some 650,000 eligible policyowners of the suit and proposed settlement, has established a Class Action Call Center, and developed "user friendly" documents to make sure that policyowners clearly understand their options.

      The Company said that policyowners with questions or comments or who need additional information should call 1-888-891-8154, or visit the settlement Web site at www.nationwide.com/classaction